Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-183100 on Form S-3 and Registration Statement Nos. 333-188798, 333-160275, 333-166640, 333-140753, 333-131908, and 333-120257 on Form S-8 of our report relating to the consolidated financial statements and financial statement schedules of WellCare Health Plans, Inc. and subsidiaries (“WellCare”), and the effectiveness of WellCare's internal control over financial reporting dated February 13, 2014, appearing in the Annual Report on Form 10-K of WellCare for the year ended December 31, 2013.
/s/ Deloitte and Touche, LLP
Certified Public Accountants
Tampa, Florida
February 13, 2014